Exhibit 99.1

                                  PRESS RELEASE

          MATRIXX INITIATIVES, INC. ADOPTS SHAREHOLDER RIGHTS AGREEMENT

PHOENIX, AZ, July 22, 2002/PRNewswire/ - Matrixx Initiatives, Inc., (Nasdaq:
MTXX) announced today that its Board of Directors adopted a Shareholder Rights Agreement on July 12, 2002. To implement the Agreement, Matrixx will issue a dividend of one Right for each share of its common stock held by shareholders of record as of the close of business on July 22, 2002. The rights will initially attach to and trade with the certificates representing outstanding common stock. No separate certificates will be issued.

Matrixx's Shareholder Rights Agreement is similar to plans adopted by many other companies, and was not adopted in response to any current attempt to acquire control of the Company.

Each Right will entitle holders of Company common stock to buy one thousandth of a share of the Company's preferred stock at an exercise price of $50.79. The Rights will be exercisable and will detach from the common shares if a person or group acquires 15% or more of the Company's outstanding common stock, without prior approval from the Board, or announces a tender or exchange offer that would result in that person or group owning 15% or more of the Company's common stock. Each Right, when exercised, entitles the holder (other than the acquiring person or group) to receive Company common stock (or in certain circumstances, voting securities of the acquiring person) with a value of twice the Rights exercise price upon payment of the exercise price of the Rights.

The Company will be entitled to redeem the Rights at $0.01 per Right at any time prior to a person or group achieving the 15% threshold. The Rights will expire on July 22, 2012. Details of the Rights Agreement are outlined in materials that will be mailed to shareholders of record.

ABOUT MATRIXX INITIATIVES, INC.

Matrixx Initiatives, Inc. (formerly Gum Tech International, Inc.), based in Phoenix, Arizona, is an innovative nutrient and drug delivery technology company engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceutical products which utilize innovative delivery systems for bioactive compounds. Matrixx produces, markets and sells Zicam Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to significantly reduce the duration and severity of the common cold. In a study published in the October 2000 issue of ENT - EAR, NOSE AND THROAT JOURNAL, the Zicam Cold Remedy product was shown to reduce the duration of the common cold by an average of 75 percent when taken at the onset of symptoms. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Allergy Relief nasal gel, a homeopathic remedy designed to provide relief to allergy sufferers; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs, a smaller version of the Zicam Cold Remedy Swabs for adults; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. For more information
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regarding Matrixx products, go to www.zicam.com. Additional corporate news and shareholder information can be found at www.matrixxinc.com.

     For additional information, contact William Hemelt, chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353, lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.

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